EX-28.d.3.w.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND NS PARTNERS LTD

Effective June 22, 2021*

As amended October 1, 2023

Funds of the Trust	Subadvisory Fees
NVIT Emerging Markets Fund	0.40% on all Subadviser Assets

NVIT NS Partners International Focused Growth Fund (formerly, NVIT AllianzGI International Growth Fund)	0.35% on Subadviser Assets up to $500 million; and 0.32% on Subadviser Assets of $500 million and more

*	As approved at the Board of Trustees Meeting held on September 12-13, 2023.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Christopher C. Graham
Name:	Christopher C. Graham
Title:	SVP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher C. Graham
Name:	Christopher C. Graham
Title:	SVP, Chief Investment Officer

SUBADVISER
NS PARTNERS LTD

By:	/s/ Ian Beattie
Name:	Ian Beattie
Title:	Director